Exhibit 99.1

TELA Bio Reports Third Quarter 2023 Financial Results

MALVERN, PA, November 9, 2023 -- TELA Bio, Inc. ("TELA Bio"), a commercial-stage medical technology company focused on providing innovative soft-tissue reconstruction solutions that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy, today reported financial results for the third quarter ended September 30, 2023.

Recent Highlights

•	Revenue of $15.1 million in the third quarter, representing growth of 35% over the third quarter of 2022 – the 11th consecutive quarter of 35% or greater year-over-year growth;
•	Demand for OviTex® and OviTex PRS Reinforced Tissue Matrix increased in the third quarter of 2023, resulting in year-over-year revenue growth of approximately 30% and 46%, respectively;
•	U.S. commercial launch of the OviTex® PRS Long-Term Resorbable for plastic and reconstructive surgery;
•	OviTex is now the lead biologic hernia repair mesh in the U.S. on a unit basis; and
•	Updated full year 2023 revenue guidance, with a range of $57.0 million to $60.0 million.

“TELA’s OviTex and OviTex PRS products continued to perform well in the third quarter, as we report the 11th successive quarter of 35% or greater year-over-year growth since 2020,” said Antony Koblish, co-founder, President and Chief Executive Officer of TELA Bio. “Our commercial team has identified opportunities for further improved surgeon access and rep productivity across the organization which we expect will drive increased growth in the fourth quarter and a strong start to 2024. TELA is positioned well to leverage our revenue growth factors, and we remain committed to executing on solid, steady growth quarter-after-quarter. As evidence of our continued progress, surgeons use more pieces of OviTex for hernia repair in the U.S. than any other biologic mesh.”

Third Quarter 2023 Financial Results

Revenue was $15.1 million in the third quarter of 2023, an increase of 35% compared to the same period in 2022. The increase was due to the ongoing expansion of our commercial organization, which resulted in the addition of new customers, increased penetration within existing customer accounts, and growing international sales.

Gross profit was $10.4 million in the third quarter of 2023, or 69% of revenue, compared to $7.3 million, or 66% of revenue, in the same period in 2022. The increase in gross margin was primarily due to better inventory management practices resulting in a decrease in the reserve for excess and obsolete inventory as a percentage of revenue as compared to the prior year period.

Operating expenses were $20.6 million in the third quarter of 2023, compared to $16.8 million in the same period in 2022. The increase was due to higher compensation and employee-related expenses primarily from additional headcount as we continue to expand our organization, along with increased travel expenses, increased consulting fees and higher study costs.

Loss from operations was $10.2 million in the third quarter of 2023, compared to a loss from operations of $9.5 million in the same period in 2022.

Net loss was $11.0 million in the third quarter of 2023, compared to a net loss of $10.7 million in the same period in 2022.

Cash and cash equivalents on September 30, 2023 totaled $58.2 million.

2023 Financial Guidance

We expect full year 2023 revenue to range from $57.0 million to $60.0 million, reflecting growth of 38% to 45% over full year 2022.

Conference Call

TELA Bio will host a conference call at 4:30 p.m. Eastern Time on Thursday, November 9, 2023 to discuss its third quarter 2023 financial results. Investors interested in listening to the conference call should register online. Participants are required to register a day in advance or at minimum 15 minutes before the start of the call. A replay of the webcast can be accessed via the Events & Presentations page of the investor section of TELA Bio's website.

About TELA Bio, Inc.

TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on providing innovative technologies that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy. The Company is committed to providing surgeons with advanced, economically effective soft-tissue reconstruction solutions that leverage the patient's natural healing response while minimizing long-term exposure to permanent synthetic materials. For more information, visit www.telabio.com.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA Bio's management. Such forward-looking statements include statements relating to our expected revenue and revenue growth for the full year 2023. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business from macroeconomic conditions, including the COVID-19 pandemic and other public health crises, recessionary concerns, banking instability, increasing market interest rates, and inflationary pressures, potentially impacting our ability to market our products, demand for our products due to the deferral of elective procedures, the labor and staffing environment in the healthcare industry, disruption in our supply chain, or pricing pressures concerning our products or the procedures using our products; our ability to achieve or sustain profitability; our ability to gain market acceptance for our products and to accurately forecast and meet customer demand; our ability to compete successfully; that data from earlier studies related to our products and interim data from ongoing studies may not be replicated in later studies or indicative of future data; that data obtained from clinical studies using our product may not be indicative of outcomes in other surgical settings; our ability to enhance our product offerings; development and manufacturing problems; capacity constraints or delays in production of our products; maintenance of coverage and adequate reimbursement for procedures using our products; product defects or failures. These risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA Bio assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact
Greg Chodaczek
332-895-3230
ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$58,202	$42,019
Accounts receivable, net	8,072	6,621
Inventory	14,323	11,792
Prepaid expenses and other assets	1,655	2,015
Total current assets	82,252	62,447
Property and equipment, net	1,749	1,682
Intangible assets, net	2,214	2,499
Right-of-use assets	1,102	1,227
Total assets	$87,317	$67,855

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,091	$1,534
Accrued expenses and other current liabilities	12,243	10,869
Total current liabilities	15,334	12,403
Long-term debt	40,363	39,916
Other long-term liabilities	1,068	1,231
Total liabilities	56,765	53,550

Stockholders’ equity:
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 24,487,578 and 19,165,027 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	24	19
Additional paid-in capital	338,392	288,361
Accumulated other comprehensive income	135	150
Accumulated deficit	(307,999)	(274,225)
Total stockholders’ equity	30,552	14,305
Total liabilities and stockholders’ equity	$87,317	$67,855

See accompanying notes to unaudited interim consolidated financial statements.

TELA Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Revenue	$15,052	$11,159	$41,455	$29,796
Cost of revenue (excluding amortization of intangible assets)	4,568	3,745	12,682	10,219
Amortization of intangible assets	95	95	285	709
Gross profit	10,389	7,319	28,488	18,868
Operating expenses:
Sales and marketing	14,474	11,172	42,517	31,605
General and administrative	3,728	3,532	10,834	10,620
Research and development	2,368	2,102	6,934	6,211
Total operating expenses	20,570	16,806	60,285	48,436
Loss from operations	(10,181)	(9,487)	(31,797)	(29,568)
Other expense:
Interest expense	(1,334)	(1,032)	(3,878)	(2,877)
Loss on extinguishment of debt	—	—	—	(1,228)
Other income (expense)	558	(195)	1,901	(644)
Total other expense	(776)	(1,227)	(1,977)	(4,749)
Net loss	$(10,957)	$(10,714)	$(33,774)	$(34,317)
Net loss per common share, basic and diluted	$(0.45)	$(0.64)	$(1.51)	$(2.24)
Weighted average common shares outstanding, basic and diluted	24,483,664	16,758,573	22,322,256	15,293,094
Comprehensive loss:
Net loss	$(10,957)	$(10,714)	$(33,774)	$(34,317)
Foreign currency translation adjustment	51	133	(15)	314
Comprehensive loss	$(10,906)	$(10,581)	$(33,789)	$(34,003)

See accompanying notes to unaudited interim consolidated financial statements.